Exhibit 99.1

Contacts:

Dave Hage	Kristyn Hutzell
Executive Vice President	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

Power-One Extends Loan Agreement for Two Years

CAMARILLO, California — March 6, 2008 — Power-One, Inc. (NASDAQ:PWER) announced today that it has reached an agreement with PWER Bridge, LLC, an affiliate of Stephens Inc., to extend PWER Bridge’s $50 million loan to the Company by two years, to a maturity date of April 30, 2010.

“We are pleased to have this loan extension in place and appreciate PWER Bridge working closely with us on this important financial transaction,” said Power-One’s Chief Executive Officer, Richard Thompson.  “We believe we have adequate liquidity and a solid balance sheet to support both our growth strategy and our efforts to achieve sustained profitability.”

“We believe this two-year extension will benefit both companies,” said Curt Bradbury, Chief Operating Officer of Stephens Inc.  “The new note terms meet PWER Bridge’s investment criteria and the extension provides Power-One with the capital structure to expand their markets and support their world-class customers.  We welcome Richard Thompson as Power-One’s new CEO and look forward to continuing to work with the company under his leadership.”

Interest on the loan will continue at the current rate of 12% per annum, with a 1% maintenance fee due on the anniversary of the extension.  The Company paid an extension fee of $500,000, issued time-based warrants, and granted normal security interests for the loan.  Additional details on all relevant terms and conditions of the agreement relating to the loan extension will be available in Power-One’s 8-K to be filed.

About Power-One:

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications. Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Please visit www.power-one.com for more information.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, the possibility that the market for the sale of certain products and services may not develop as expected; the difficulties of efficiently managing the company’s cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of the company’s manufacturing processes;  the Company’s ability to achieve anticipated reductions in manufacturing costs,  improvements in gross margins, and/or reductions in SG&A expenses; and the impact of competitive products or technologies and competitive pricing pressures.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

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